Exhibit 99.1
LGI Homes Announces Director Resignation
THE WOODLANDS, Texas, August 25, 2021 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced that Laura Miller is resigning from LGI Homes’ Board of Directors (the “Board”) so that she may focus her efforts on other professional responsibilities.
Ms. Miller commented, “I have decided it is the right time to transition off the Board and focus on my CIO responsibilities at Macy’s along with other demands on my time. I am extremely proud of everything LGI Homes has accomplished and am confident that the Company is well-positioned to continue its successful record of growth and industry-leading profitability.”
Eric Lipar, LGI Homes’ Chief Executive Officer and Chairman of the Board, said, “In addition to her excellent contributions on the Board, Laura’s extensive cybersecurity and other technology-related expertise played a significant role as we modernized our IT platforms to support our future growth. We thank Laura for all her contributions to LGI Homes and we wish her well in her future endeavors.”
LGI Homes, the Board and the Nominating and Corporate Governance Committee of the Board are currently evaluating alternatives with respect to appointing a new independent director to fill the vacancy created by Ms. Miller’s resignation.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia, Virginia and Pennsylvania. Since 2018, LGI Homes has been ranked as the 10th largest residential builder in the United States based on units closed. The Company has a notable legacy of more than 18 years of homebuilding operations, over which time it has closed more than 50,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.lgihomes.com.

CONTACT:     Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2619
investorrelations@lgihomes.com